                                                               EXHIBIT (a)(1)(D)

                                BANKRATE, INC.
                           OFFER TO EXCHANGE OPTIONS
                             NOTICE OF WITHDRAWAL


     I previously received a copy of the Offer to Exchange, the Letter of Transmittal, and other related documents, dated July 3, 2001. I signed and returned the Letter of Transmittal, in which I elected to accept Bankrate, Inc.'s offer to exchange some or all of my options (the "Offer"). I now wish to change that election and reject Bankrate's Offer to exchange my options. I understand that by signing this Notice of Withdrawal and delivering it to Robert
J. DeFranco by 12:00 midnight, Eastern time on August 1, 2001, I will be able to withdraw my acceptance of the Offer and reject the Offer to exchange options instead. I have read and understand all the terms and conditions of the Offer to exchange options. I have read and understand the instructions attached to this Notice of Withdrawal.

     I understand that in order to reject the Offer, I must sign, date, and deliver this Notice of Withdrawal via facsimile (fax number (561) 624-0102), or by mail delivery, for receipt by Robert J. DeFranco, by 12:00 midnight, Eastern time, on August 1, 2001.

     I understand that by rejecting the Offer to exchange options, I will not receive any New Options pursuant to the Offer and I will keep the Old Options that I have. These options will continue to be governed by the stock option plan under which they were granted and by the existing option agreements between Bankrate and me.

     I understand that I may not rescind this Notice of Withdrawal, and to once again accept the Offer to exchange options as to the withdrawn options, I must submit a new Letter of Transmittal to Robert J. DeFranco via facsimile (fax number (561) 624-0102), or by mail delivery, for receipt prior to 12:00 midnight, Eastern time, on August 1, 2001.

     I am the person who signed the Letter of Transmittal. I have signed this Notice of Withdrawal and printed my name exactly as it appears on the Letter of Transmittal.

     I do not accept the Offer to exchange the listed options.


______________________________________   _______________________________________
Please Sign Above                        Date and Time

______________________________________   _______________________________________
Please Print or Type Your Name Above     Home Telephone Number (with area code)

______________________________________   _______________________________________
Options Withdrawing                      Exercise Price of Options Withdrawing

                                 INSTRUCTIONS

             FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER


1.  Delivery of Notice of Withdrawal.

    A properly completed and executed original of this Notice of Withdrawal (or a facsimile of it) and any other documents required by this Notice of Withdrawal must be received by Robert J. DeFranco either by hand delivery or by facsimile at the number listed on the front cover of this Notice of Withdrawal (fax number
(561) 624-0102) on or before 12:00 midnight, Eastern time, on August 1, 2001 (the "Expiration Date"). Bankrate, in its sole discretion, may extend the Expiration Date.

    The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by Bankrate. You may mail deliver your Notice of Withdrawal to Robert J. DeFranco at Bankrate, 11811 U.S. Highway One, Suite 101, North Palm Beach, Florida, or you may fax it to him at (561) 624-0102). In all cases, you should allow sufficient time to ensure timely delivery.

    Although by submitting a Notice of Withdrawal you have withdrawn your tendered options from the Offer, you may change your mind and re-accept the Offer until the expiration of the Offer. Tenders of options made through the Offer may be made at any time before the Expiration Date. If the Offer is extended by Bankrate beyond that time, you may tender your options at any time until the extended expiration of the Offer. To change your mind and elect to participate in the Offer as to the withdrawn options, you must deliver a new signed and dated Letter of Transmittal, or a facsimile of the Letter of Transmittal, with the required information, to Bankrate, while you still have the right to participate in the Offer. The withdrawn options listed in this Notice of Withdrawal will not be properly tendered for purposes of the Offer unless you properly re-tender those options before the Expiration Date by delivery of the new Letter of Transmittal following the procedures described in the Instructions to the Letter of Transmittal.

    If you do not wish to withdraw all your tendered options from the Offer, you should fill out this Notice of Withdrawal as to the particular options you previously tendered, as listed on the Letter of Transmittal, that you wish to withdraw.

    By signing this Notice of Withdrawal (or a facsimile of it), you waive any right to receive any notice of the withdrawal of the tender of your options, except as provided for in the Offer to Exchange.

2.  Signatures on This Notice of Withdrawal.

    If this Notice of Withdrawal is signed by the holder of the Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If this Notice of Withdrawal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Bankrate of the authority of that person so to act must be submitted with this Notice of Withdrawal.

3.  Other Information on This Notice of Withdrawal.

    In addition to signing this Notice of Withdrawal, you must print your name and indicate the date and time at which you signed. You must also include a current telephone number.

4.  Requests for Assistance or Additional Copies.

    Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Notice of Withdrawal, may be directed to the Robert J. DeFranco, Senior Vice President-Chief Financial Officer at Bankrate, Inc., 11811 U.S. Highway One, Suite 101, North Palm Beach, Florida, 33408. Mr. DeFranco's telephone number is (561) 630-1230 and his fax number is (561) 624-0102. Copies will be furnished promptly at Bankrate's expense.

5.  Irregularities.

    All questions as to the validity, form, eligibility (including time of receipt), and acceptance of this withdrawal from the Offer will be determined by Bankrate in its discretion. Bankrate's determinations shall be final and binding on all parties. Bankrate reserves the right to reject any or all Notices of Withdrawal that Bankrate determines not to be in proper form or the acceptance of which may, in the opinion of Bankrate's counsel, be unlawful. Bankrate also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the Notice of Withdrawal, and Bankrate's interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No Notice of Withdrawal will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with Notices of Withdrawal must be cured within the time as Bankrate shall determine. Neither Bankrate nor any other person is or will be obligated to give notice of any defects or irregularities in Notices of Withdrawal, and no person will incur any liability for failure to give any such notice.

    Important: The Notice of Withdrawal (or a facsimile copy of it) together with all other required documents, must be received by Bankrate on or before the Expiration Date.

6.  Additional Documents to Read.

    You should be sure to read the Offer to Exchange and all documents referenced therein, dated July 3, 2001, before deciding whether or not to participate in the Offer.

7.  Important Tax Information.

    You should refer to Section 13 of the Offer to Exchange, which contains important U.S. federal income tax information.

                                      -3-